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                                                                   Exhibit 10.39


                                  [LETTERHEAD]


June 29, 2001
Direct Line:  (604) 691-7528


Our File:  18814/0013

VIA FACSIMILE    669-1620
AND BY E-MAIL - RSIDER@LAWSONLUNDELL.COM

Lawson Lundell Lawson & McIntosh
Barristers & Solicitors
1600 - 925 West Georgia Street
Vancouver, BC     V6C 3L2

ATTENTION:        MR. ROBERT SIDER

Dear Sirs/Mesdames:

         RE: THOMAS O'FLAHERTY AND THE VOICE MOBILITY GROUP OF COMPANIES

Further to our telephone conversations of June 29, 2001, we confirm that our respective clients have agreed to the following all-inclusive terms of settlement:

1. Mr. O'Flaherty will resign from his position as President and Director of Voice Mobility and from his positions as an Officer and/or Director of each of their subsidiary corporations, effective June 29, 2001.

2. Mr. O'Flaherty will remain on salary continuance up to December 31, 2002 at his regular monthly rate of $13,250.00. He recognizes that he will be under a duty to mitigate and will report to the Chief Financial Officer by the 8th business day of the month following the month in question regarding any outside salary or billings for work performed during the month in question.

         In the case of re-employment with another Company, Voice Mobility will continue to pay the difference, if any, between his new monthly base salary and the monthly base salary which he was earning at Voice Mobility.

         In the case of a contract for services which is longer than four days, either individually or cumulatively, with any client, Mr. O'Flaherty will be expected to report the existence of same to the Company in a timely manner and to advise the Company on a monthly basis of the duration of the contract(s), if known, and the amounts he has billed to such client(s) for any services performed (pre-G.S.T.) during the months in question. 75% of the amount(s) exclusive of pre-tax disbursements will be subtracted from the compensation otherwise owing to Mr. O'Flaherty from Voice Mobility for the months in question (recognizing that 25% of his contractual revenue for services performed will go to overhead).


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3.       In addition to the aforementioned compensation, Mr. O'Flaherty will continue to receive up to $500.00 per month car allowance up to December 31, 2002. Should he receive a car allowance of any kind from a new employer, then Voice Mobility will only pay the difference between his new car allowance and $500.00, if required. Again, Mr. O'Flaherty will be expected to advise Voice Mobility of such a change in his situation in an accurate and timely manner.

4. With regard to health and welfare benefits, the Company will pay Mr O'Flaherty the sum of $2,500 in lieu of continued coverage under its health and welfare insurance plans. It will, however, continue to pay the BC Medical Services Plan premiums for your client, his wife and son until August 31, 2001 so that he can arrange alternative coverage.

5. With regard to monetary bonuses, Voice Mobility will pay out the $25,000.00 balance still owing to Mr. O'Flaherty on the 2000 bonus, to Lawson Lundell in Trust within five working days of final settlement, and Mr. O'Flaherty will forego any rights he may have under his employment agreement to any additional monetary bonuses and associated options for 2001 and 2002.

6. With regard to his VMII stock options, Mr. O'Flaherty will receive 125,000 stock options as part of the bonus owing to him for 2000. Currently he has 250,000 stock options, and he will continue to accrue the balance of the options promised under the employment agreement up to December 31, 2002, at a rate of 13,889 stock options per month.

         It is agreed that should Mr. O'Flaherty cease receiving compensation under point (2) above prior to December 31, 2002, then VMII will accelerate the vesting date(s) to the day before the date on which he finished receiving compensation from Voice Mobility for the balance of the 625,000 shares otherwise owing to him at that time. In all cases, the expiration date for exercising the options will be March 31, 2003 unless an earlier expiration date is stipulated under the applicable option agreement.

7. With regard to selling his VMII shares, Mr. O'Flaherty will be subject to the same restrictions as other senior employees, directors, officers and insiders. Thus, commencing on the first day of trading on the Toronto Stock Exchange, he will have the right to sell up to 93,750 shares at a maximum of 2000 shares per trading day. Commencing 6 months after the first day of trading he will have the right to sell an additional 93,750 shares at a maximum of 2000 shares per trading day. Commencing one year after the first day of trading he will have the right to sell an additional 93,750 shares at a maximum of 2000 shares per trading day. Finally, commencing 18 months from the first day of trading. Mr. O'Flaherty will be able to sell the balance of his shares
         - being a minimum of 343,750 shares plus whatever other shares he has not yet sold - on an unrestricted basis, provided that if he intends to sell a block of shares of 50,000 or more in one transaction, he must give written notice of his intention to do so at least 48 hours in advance to the Company's Chief Financial Officer so that the Company, in its discretion, may exercise its right to facilitate a block purchase of same.

         It is also agreed that if the above restrictions are relaxed for other senior employees, directors, officers and insiders, they will be similarly relaxed for Mr. O'Flaherty.

8. Mr. O'Flaherty will receive 1 1/2 weeks of holiday pay from the Company within five working days of the date of settlement, paid to Lawson Lundell in Trust.

9. In addition, Mr. O'Flaherty will retain his laptop computer and his cell phone, but will transfer the cell phone account to his name and the Company will cease paying the cost of the phone as of June 30, 2001.


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10.      Voice Mobility agrees to remove the non-competition restrictions outlined in Section 9 of his employment agreement.

11. Subject to full compliance with the terms of this Agreement. Mr. O'Flaherty will agree to a consent dismissal order, without costs to either party, in his British Columbia Supreme Court Action No. S013612, filed June 26, 2001, and will sign a final release in favour of the Voice Mobility Group of Companies.

12. Mr. O'Flaherty will forthwith return to Voice Mobility all property in his possession belonging to the Company, including any access cards and corporate American Express credit cards.

13. Mr. O'Flaherty will undertake not to state at any time to any third party that his departure from the Voice Mobility Group of Companies was other than amicable, and will not make any statements, either express or implied, that are derogatory to the Companies' reputation or prejudicial to its business.

14. Mr. O'Flaherty will keep the contents of this settlement and all communications relating thereto confidential except to Revenue Canada or as is required to obtain legal and tax advice, or to enforce his rights hereunder in a court of law, or as is required by law.


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Finally, with regard to outstanding expenses, Voice Mobility will pay for any legitimate business expenses incurred by Mr. O'Flaherty prior to June 1st, provided the necessary back-up invoices and information are provided, if requested.

Yours truly,

OWEN, BIRD




"Kitty Heller"

Kitty Heller

KJH/ds
cc:      Voice Mobility
         Attn:  Mr. Randy Buchamer